Exhibit 10.24

STONE ENERGY CORPORATION EMPLOYEE SEVERANCE PLAN

The STONE ENERGY CORPORATION EMPLOYEE SEVERANCE PLAN (the “Plan”) is hereby adopted, pursuant to the authorization of the Board of Directors of STONE ENERGY CORPORATION (the “Company”). The Plan has been established to provide financial security to the Company’s employees upon certain terminations of employment with the Company. This Plan replaces in full and supersedes any prior arrangements with respect to a Participant (as hereinafter defined) in the Plan.

I.
DEFINITIONS AND CONSTRUCTION

1.1    Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

“Annual Pay” shall mean the annual rate of base salary or annualized rate of base wages of a Participant in effect immediately prior to his termination of employment.

“Board” shall mean the Board of Directors of the Company or its successor.

“Cause” shall mean any termination of Participant’s employment by reason of the Participant’s: (1) willful and continued failure to perform substantially the Participant’s duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after written notice of such failure has been given to the Participant specifying in detail such failure and the Participant has had a reasonable period (not to exceed 30 days) to correct such failure; (2) conviction (or plea of nolo contendere) for any felony or any other crime which involves moral turpitude; (3) gross negligence or willful misconduct in the performance of the Participant’s duties; provided, however, that no act or failure to act on the part of the Participant shall be considered “gross negligence” or “willful misconduct” if done or omitted to be done by the Participant in good faith and in the reasonable belief that such act or failure to act was in the best interest of the Employer or its affiliate; (4) breach or violation of any material provision of any material policy of the Employer or its affiliate that is reasonably likely to result in material harm to the Employer, which, if capable of being remedied, remains unremedied by the Participant for more than 10 days after written notice thereof is given to the Participant by the Employer or its affiliate; or (5) theft, fraud, embezzlement, misappropriation or material acts of dishonesty against the Employer or an affiliate.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, or, if no Compensation Committee exists, the Board. The Committee may delegate all or part of its authority as it may choose to the Vice President of Human Resources of the Company.

“Effective Date” shall mean July 1, 2017.

“Employer” shall mean the Company and each eligible entity designated as an Employer in accordance with the provisions of Section 4.4 of the Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Health Coverages” shall mean coverage under each group health plan sponsored or contributed to by the Employer for its similarly situated active employees.

“Involuntary Termination” shall mean any termination of the Participant’s employment by the Employer other than for Cause.

“Participant” shall mean any individual who is a regular employee of Employer who is normally scheduled to work 30 or more hours per week, other than an individual who (i) is an employee of Employer and holds the title of chief executive officer, chief operating officer, chief financial officer, vice president, senior vice president, or executive vice president, or (ii) is, or is treated by the Company as being, a consultant, independent contractor or part-time employee.

“Release” shall mean a general release, substantially in the form attached hereto as Exhibit A, from the Participant that releases the Company and its affiliates from employment related claims.

1.2    Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3    Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text will control.

II.
SEVERANCE BENEFITS

2.1    Severance Payments. Subject to the provisions of Sections 2.2, 2.4, and 4.5 hereof, if a Participant incurs an Involuntary Termination, then on the date upon which his Release becomes irrevocable, the Participant shall receive the following severance benefits:

A.    a lump sum cash severance payment in an amount as set forth on Schedule
1 under the caption “Severance;

B.    a lump sum cash severance payment equal to 100% of the Participant’s annual bonus opportunity, if any, at target, for the calendar year in which the Involuntary Termination occurs, provided that such amount shall be prorated by multiplying such amount by the number of days that have elapsed from January 1 of that calendar year to the date of the Involuntary Termination and dividing the result by 365;

C.    the continuation of the Health Coverages for Participant and, where applicable, Participant’s eligible dependents for a period of six months following the date of Involuntary Termination, at a cost to the Participant that is equal to the cost for an active employee for similar coverage. The Participant may choose to continue some or all of such Health Coverages. If at any time on or after a Participant’s Involuntary Termination any health benefit plan in which he has elected to continue his coverage either is terminated or ceases to provide coverage to him or his covered beneficiaries for any reason, including, without limitation, by its terms or the terms of an insurance contract providing the benefits of such plan or, with respect to a group health plan, such plan no longer being subject to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then Health Coverages shall mean an economically equivalent cash payment for coverage equivalent to the coverage that is provided (or if the plan has been terminated, that would have been provided but for such termination) for similarly situated active employees, plus, where applicable, a gross-up payment to the Participant to reflect the loss of tax benefits associated with his “lost” employer-provided health plan coverage benefit(s). With respect to the obligation of the Company to provide continued health plan coverage hereunder, the Company shall take all actions necessary such that the coverage is provided in a manner that satisfies the requirements of Sections 105 and 106 of the Code such that the health benefits received are not includible in the individual’s taxable income. The subsidized COBRA Health Coverage(s) provided hereunder shall immediately end upon the Participant’s obtainment of new employment and eligibility for health benefit plan coverage(s) similar to that being continued (with the Participant being obligated hereunder to promptly report such eligibility to the Employer);

D.    accelerated vesting as specified in any long-term incentive award agreement between the Participant and the Company for an Involuntary Termination.

E.    the Participant will be eligible to receive outplacement services, the duration and costs for which shall be determined by the then prevailing practice of the Company’s Human Resources Department concerning outplacement services, but such services shall be reasonable and commensurate with the Participant’s position and in no event shall such benefits exceed a cost to the Company of five percent of the Annual Pay of the Participant; and

F.    without regard to the Release requirement, a lump sum amount, within 30 days of such termination, equal to the earned, but unpaid, portion of the Participant’s Annual Pay as of the date of his Involuntary Termination.

2.2    Release and Full Settlement. Notwithstanding anything to the contrary herein, as a condition to the receipt of any severance payments or benefits under Section 2.1(A) through (E) above, a Participant whose employment has been subject to an Involuntary Termination must, within 45 days of his Involuntary Termination, execute a Release which must become irrevocable in accordance with its terms, in substantially the form attached hereto as Attachment A, releasing the Committee, the Plan fiduciaries, the Employer, and the Employer’s parent corporation, subsidiaries, affiliates, shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of such Participant’s employment with the Employer or the termination of such employment, but excluding all claims to benefits and payments the Participant may have under any compensation or benefit plan, program or arrangement, including the Plan. The performance of the Employer’s obligations hereunder and the receipt of any benefits provided hereunder by such Participant shall constitute full settlement of all such claims and causes of action.

2.3    No Mitigation. A Participant shall not be required to mitigate the amount of any payment or benefit provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article II be reduced by any compensation or benefit earned by the Participant as the result of employment by another employer or by retirement benefits, except as provided in Section 2.1(C) with respect to Health Coverage and in Section 2.4 with respect to the coordination of severance benefits hereunder with other agreements providing severance benefits. Subject to the foregoing, the benefits under the Plan are in addition to any other benefits to which a Participant is otherwise entitled.

2.4    Coordination with Other Arrangements. Any Participant who is a party to an individual employment or severance agreement or covered by another similar severance plan (“Other Plan”) of the Employer and who becomes eligible for severance payments and benefits as provided in Section 2.1 of the Plan, shall receive such severance payments and benefits as provided under Section 2.1 of the Plan, but such payments and benefits shall be “offset” or reduced by any severance payments or benefits provided to such Participant under any such Other Plan. For the sake of clarity, Other Plans shall not include any retention, transaction or other similar bonus or award plan or agreement implemented by Employer and to which Perticipant is a party or a participant.

III.
ADMINISTRATION OF PLAN

3.1    Committee’s Powers and Duties. The Company shall be the named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Committee. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan. For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by the Plan:

A.    to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

B.    to interpret the Plan and all facts with respect to a claim for payment or benefits, its interpretation thereof to be final and conclusive on all persons claiming payment or benefits under the Plan;

C.    to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

D.    to make a determination as to the right of any person to a payment or benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Participant’s employment and the cause of such termination and the amount of such payment or benefit);

E.    to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

F.    to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

G.    to sue or cause suit to be brought in the name of the Plan; and

H.    to obtain from the Employer and from Participants such information as is necessary for the proper administration of the Plan.

3.2    Member’s Own Participation. No member of the Committee may act or vote in a decision of the Committee specifically relating to himself as a participant in the Plan.

3.3    Indemnification. The Employer shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

3.4    Compensation, Bond and Expenses. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

3.5    Claims Procedure. Any Participant that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for benefits. Any Participant who is not paid a benefit and who believes that he is entitled to a benefit or who has been paid a benefit and who believes that he is entitled to a greater benefit may file a claim for benefits under the Plan in writing with the Committee. In any case in which a claim for Plan benefits by a Participant is denied or modified, the Committee shall furnish written notice to the claimant within 90 days after receipt of such claim for Plan benefits (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period and the claimant is informed of such extension in writing within the original 90-day period), which notice shall:

A.    state the specific reason or reasons for the denial or modification;

B.    provide specific reference to pertinent Plan provisions on which the denial or modification is based;

C.    provide a description of any additional material or information necessary for the Participant or his representative to perfect the claim, and an explanation of why such material or information is necessary; and

D.    explain the Plan’s claim review procedure as contained herein and describe the Participant’s right to bring an action under Section 502(a) of ERISA following a denial or modification on review.

In the event a claim for Plan benefits is denied or modified, if the Participant or his representative desires to have such denial or modification reviewed, he must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Participant or his representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Participant and his representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Participant and his representative, if any, prior to the commencement of the extension period. The Committee shall give written notice of its decision on review to the Participant. In the event a claim for Plan benefits is denied or modified on review, such notice shall set forth the specific reasons for such denial or modification and provide specific references to the Plan provisions on which the denial or modification is based. The notice shall also provide that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits, including (i) documents, records or other information relied upon for the benefit determination, (ii) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (iii) documents, records or other information that demonstrates compliance with the standard claims procedure. The notice shall also contain a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA. Any legal action with respect to a claim for Plan benefits must be filed no later than one year after the later of (1) the date the claim is denied by the Committee or (2) if a review of such denial is requested pursuant to the provisions above, the date of the final decision by the Committee with respect to such request.

IV.
GENERAL PROVISIONS

4.1    Funding. The benefits provided herein shall be unfunded and shall be provided from the Employer’s general assets.

4.2    Cost of Plan. Except as provided in Section 2.1(C), the entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Participants.

4.3    Plan Year. The Plan shall operate on a calendar year basis.

4.4    Other Participating Employers.     The Committee may designate any entity eligible by law to participate in the Plan as an Employer by written instrument delivered to the Secretary of the Company and the designated Employer. Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only and shall become, as to such designated Employer and its employees, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer upon its submission of any information to the Committee required by the terms of or with respect to the Plan.

4.5    Amendment and Termination.

A.    The Plan may be terminated or amended from time to time at the discretion of the Board; provided, however, that, subject to the provisions of Section 4.5(B), the Plan may not be amended or terminated to adversely affect the benefits (contingent or otherwise) of any Participant then covered under the Plan without such Participant’s consent prior to the adoption of a replacement plan, with terms and conditions as determined by the Board or Committee, following the Effective Date. The Employer’s obligation to make all payments and provide benefits that have become payable as a result of an Involuntary Termination occurring during the existence of the Plan shall survive any termination of the Plan.

B.    The provisions set forth in Section 4.5(A) that otherwise restrict amendments to the Plan shall not apply to (i) an amendment to the administrative provisions of the Plan that is required pursuant to applicable law, (ii) an amendment that increases the benefits payable under the Plan or otherwise constitutes a bona fide improvement of a Participant’s rights under the Plan or (iii) an amendment which decreases the benefits of a Participant that is consented to in writing by such Participant.

4.6    Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his employment at any time.

4.7    Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.8    Nonalienation. Participants shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

4.9    Effect of Plan. The Plan is intended to supersede all prior oral or written policies of the Employer and all prior oral or written communications to Participants with respect to the subject matter hereof, and all such prior policies or communications (including, without limitation, the Participant Change in Control and Severance Plan superseded by this Plan and also the previously superseded Participant Change in Control Severance Policy) are hereby null and void and of no further force and effect. Further, the Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Employer’s Participants.

4.10     Taxes. The Employer or its successor may withhold from any amounts payable to a Participant under the Plan such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

4.11    Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of Louisiana without regard to conflict of laws principles, except to the extent pre-empted by federal law.

4.12    Section 409A. It is intended that any compensation, benefits and other amounts payable or provided under this Plan be paid or provided in compliance with Section 409A of the Code, and all regulations, guidance and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest or penalties for a Participant under Section 409A as a result of the payments and benefits so paid or provided to Participant. The Company may modify this Plan, or the timing (but not the amount) of the payment hereunder of severance or other compensation, or both, to the extent necessary to avoid the applicability of or to comply with Section 409A, to the extent permissible under Section 409A. In no event shall the Company be liable for any tax, interest or penalty that may be imposed on the Participant by Section 409A or any damages for failing to comply with Section 409A. If (a) any payment or benefit provided to Participant in connection with the termination of Participant’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A, and (b) Participant is a “specified employee” as defined in Section 409A, notwithstanding anything to the contrary herein, no part of such payments will be paid or provided before the day that is six months plus one day after Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)), or, if earlier, the first payroll date following Participant’s death. Each installment of any payment hereunder is intended to be a separate payment for purposes of Section 409A.

APPROVED by the Board of Directors of Stone Energy Corporation on July 25, 2017 and effective as of the Effective Date.

ATTACHMENT A
TO
STONE ENERGY CORPORATION
EMPLOYEE SEVERANCE PLAN

Attachment A to Stone Energy Corporation Employee Severance Plan

By Hand Delivery

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Dear {}

By signing below, this letter will become an Agreement between you and Stone Energy Corporation (the “Company”) regarding the terms of your separation from employment with the Company.

1.    Your separation from employment is effective {}.

2.    You will be paid for all outstanding wages earned since your last paycheck through and including {}, less customary and applicable payroll deductions. You confirm and agree that, other than the payments set forth in this paragraph, you received all wages, reimbursements, commissions, payments, or other benefits to which you are entitled as a result of your employment with the Company. The payments set forth in this paragraph are not contingent upon your signing this Agreement.

3.    As consideration for this Agreement and as required under the terms of the Stone Energy Corporation Employee Severance Plan, the Company agrees to pay you, the following “Consideration”:

(a)    a gross total amount of {} dollars (${}), less customary and applicable payroll deductions (“Severance”);

(b)    subsidize your COBRA payments (for medical coverage only; dental and vision coverage not included) for 6 months from the date set forth in Section 1 above at a cost to you that is equal to the cost for an active employee for similar coverage; provided that you execute required COBRA paperwork on a timely basis;

(c)    accelerate the vesting in any long-term incentive awards in accordance with the terms of the applicable award agreement, and

(d)    provide you with outplacement services to be determined by the Company at an expense to be capped at $[•].]

Payment of the Severance will be made in one lump sum in accordance with the Company’s regular payroll practices, beginning on the first regular payroll date following the “payment date” as defined in Paragraph 10 below. The Company’s agreement to provide all of the Consideration is specifically contingent upon you executing this Agreement and not revoking the Agreement, as set forth in Paragraph 10 below. The Company’s obligation to pay the Consideration shall cease upon your breach of any of your continuing contractual obligations to the Company.

4.    You will receive, by separate letter, information regarding your rights for health insurance and COBRA. To the extent that you have such rights, nothing in this Agreement will change or impair those rights.

5.    In return for the Consideration in Paragraph 3, you hereby UNCONDITIONALLY RELEASE AND DISCHARGE the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, insurers, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which you may by law release, whether known or unknown, that you may have or claim to have against any Releasee for any reason as of the date you sign this Agreement, including, but not limited to any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the National Labor Relations Act, and any and all other local, state, and federal law claims arising under statute or common law. You further agree that if anyone (including, but not limited to the Equal Employment Opportunity Commission (the “EEOC”) or any other government agency or similar such body or proposed class) makes a claim, including a class action, or undertakes an investigation involving you in any way, you waive any and all right and claim to financial recovery resulting from such claim or investigation. Except to the extent that applicable law requires that you be allowed to file a charge of discrimination with the EEOC or other administrative charge or complaint, you further hereby AGREE NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. By signing this Agreement, you acknowledge that you are doing so knowingly and voluntarily, that you understand that you may be releasing claims you may not know about, and that you are waiving all rights you may have had under any law that is intended to protect you from waiving unknown claims. You warrant that you have not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Agreement.

6.    You represent and warrant that you have returned to the Company and the Releasees all of their property (and that you have not and will not retain or provide to anyone else any copies, summaries, excerpts, portions or other representations thereof), including all keys, access cards, phones, computers, printers, and computer-related equipment, and all copies of all files and documents in your possession, custody and control, including without limitation any files or documents (whether in paper or electronic form) you have about the Company’s practices, procedures, trade secrets, customer lists, price lists, product marketing, personnel, staffing, salaries and wages, and other things, files, or documents provided to you by the Company, created during your employment with the Company, or otherwise relating to or belonging to the Company.

7.    You agree not to disparage the Company and the Releasees. This includes, but is not limited to, disparaging comments, social media posts, correspondence, or conversation with any and all persons, whether intended to be public or private. In response to inquiries from third parties, you and the Company shall confirm only that you separated from the Company on mutually acceptable terms. You agree that the Company also may confirm to third parties your dates of employment, title, and position(s).

8.    Obligations regarding confidential information:

a.    You agree that you will not violate the confidentiality agreement contained in the

Company’s employee handbook, except as may be provided below.

b.    You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person any confidential or proprietary information regarding the Company’s and/or the Releasees’ trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. This obligation shall remain in effect for as long as the information or materials in question remain confidential or proprietary to the Company and/or the Releasees. Notwithstanding the foregoing, this Agreement shall not prohibit disclosure of information that (1) was generally known or available to the public prior to its disclosure; or (2) becomes generally known or available to the public subsequent to disclosure through no wrongful act of any person.

c.    You agree that you will not disclose or otherwise communicate to any person the terms and/or circumstances of this Agreement, including but not limited to the benefit being paid under it or the fact of such payment, except that you may disclose this information to your spouse, and to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to adequately provide professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must.

d.    Notwithstanding the foregoing obligations and restrictions regarding confidential information, nothing in this Agreement shall prohibit or restrict you from: (1) making any disclosure of information required by law, court order or subpoena (provided that you first provide the Company with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information); or (2) providing information to, cooperating or assisting with any investigation or proceeding brought by a federal, state or local law enforcement agency, regulatory or governmental body, or judicial authority.

9.    You acknowledge that the provisions of Paragraphs 6 through 8 are of unique and substantial value to the Company, that damages to the Company and/or the Releasees for breach of Paragraphs 6 through 8 would be difficult to ascertain, and that in the event you breach any of the provisions of Paragraph 6 through 8, the Company shall have the right to immediately obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain you from violating such provisions or to compel you to perform such undertakings or agreements. If the Company must institute a proceeding to enforce this Agreement against you, the Company shall be entitled to recover from you its attorneys’ fees and all other associated costs and expenses. If any violation occurs by you, and regardless of whether the Company obtains legal or equitable relief against you, you agree that you will remain subject to all of the terms of this Agreement.

10.    The offer embodied in this Agreement shall remain open and capable of acceptance by you until {}, after which time the offer shall be revoked. You acknowledge that you have at least 45 calendar days from the date of this letter to accept the terms of this Agreement, although you may accept it at any time within those 45 days. You are advised to consult an attorney about the Agreement prior to executing it. To accept the Agreement, please date and sign this letter and return it to me such that I receive it on or before {}. After you sign this Agreement, you will still have an additional 7 days in which to revoke your acceptance. To revoke, you must notify me in writing delivered via hand delivery or certified mail, return receipt requested, and I must receive such written notification before the end of the 7-day revocation period. If you do not revoke, the 60th day after the date of termination will be the “payment date” for purposes of Paragraph 3 above.

11.    This Agreement shall not in any way be construed as an admission by the Company and/or the Releasees of wrongdoing or liability or that you have any rights against any of these persons.

12.    The provisions of this Agreement shall be construed according to the laws of the State of Louisiana without regard to its conflicts of law provisions.

13.    With the exception of the release contained in Paragraph 5, the provisions of this Agreement are severable and if any part of it is found to be unenforceable the other paragraphs shall remain fully and validly enforceable. If the general release and covenant not to sue set forth in Paragraph 5 of this Agreement is found to be unenforceable, this Agreement shall be null and void and you will be required to return to the Company all Consideration already paid to you. The language of all valid parts of this Agreement shall in all cases be construed as a whole, according to fair meaning, and not strictly for or against any of the parties.

14.    This Agreement expresses the entire agreement between the Company and you relating to your termination of employment and the matters contained in this Agreement. You agree that no one has made any representations or promises to induce you to enter into this Agreement, except as set forth herein. This Agreement may be amended only by a written document signed by both you and an authorized representative of the Company.

15.    If you have any questions about this Agreement or about your departure from the Company in general, please address them directly to me. I am pleased that we are able to part ways on these amicable terms. Thank you for your commitment and years of service. The Company and I wish you every success in your future endeavors.

Sincerely,

Florence M. Ziegler
Vice President, Human Resources and Administration

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN
AND UNKNOWN CLAIMS THROUGH THE DATE OF YOUR SIGNATURE. YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING BELOW.

Accepted and agreed this day of , 20 :
Signature:
Print Name:

SCHEDULE 1

SEVERANCE

A lump sum cash payment equal to the sum of (i) the product of the Participant’s Week’s of Pay and each full Year of Service as of his/her termination date, plus (ii) one Week’s of Pay for each full $10,000 of Annual Pay; however, the sum of (i) and (ii) shall not be less than 12
Week’s of Pay nor exceed 52 Week’s of Pay; plus

For purposes of the foregoing, in addition to the capitalized terms defined in the body of the Plan, the following capitalized terms shall have the meanings set forth below:

“Week’s of Pay” shall mean 1/52 of the Participant’s Annual Pay.

“Year of Service” shall mean the Participant’s period of continuous employment (in days) with the Company and its affiliates as of the date of Involuntary Termination, including predecessors and successors, divided by 365, and disregarding any resulting fractional years.